EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	RON KLAWITTER	MICHAEL NEWMAN
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

Revenue Up 14% From Previous Quarter

Growth Driven by Demand from New and Established Customers

Spokane Valley, WA— January 31, 2008 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 29, 2007.

For the second quarter of fiscal 2008, Key Tronic reported total revenue of $50.8 million, up 14% from $44.6 million in the previous quarter and up 2% from $49.8 million in the same period of fiscal 2007. For the first six months of fiscal 2008, total revenue was $95.4 million, compared to $105.3 million in the same period of fiscal 2007.

Net income for the second quarter of fiscal 2008 was $1.6 million or $0.16 per diluted share, up from $0.3 million or $0.03 per diluted share for the same period of fiscal 2007. The results for the second quarter of fiscal 2008 included a gain of approximately $951,000 or $0.09 per diluted share, representing the balance of payments from the Company’s previously announced sale of its former facility in Las Cruces, New Mexico. For the first six months of fiscal 2008, net income was $1.8 million or $0.18 per diluted share, compared to $1.8 million or $0.17 per diluted share for the same period of fiscal 2007.

“We are pleased with our strong sequential growth in revenue and earnings in the second quarter, driven by increased demand from both new and established customer programs,” said Jack Oehlke, President and Chief Executive Officer. “Accelerated customer demand in December caused our revenue to actually exceed expectations. Though we succeeded in fulfilling our customers’ needs, our gross margins were adversely impacted due to overtime and expedite costs. In the second half of fiscal 2008, we expect increased revenue and earnings, as well as some improvement in our gross margins.”

“We expect over 10 new customer programs to be generating revenue by the end of the fiscal year. Our more diversified customer portfolio, spanning a wide range of industries, represents the cornerstone of our long-term strategic plan. We are pleased with our progress and excited about our potential for profitable growth.”

Business Outlook

For the third quarter of fiscal 2008, the Company expects revenue in the range of $49 million to $51 million, with earnings in the range of $0.05 to $0.08 per share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-8862 or +1 303-262-2140. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11105040). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2008. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarters Ended		Six Months Ended
	December 29 2007	December 30 2006	December 29 2007	December 30 2006
Net sales	$50,824	$49,829	$95,374	$105,341
Cost of sales	47,317	45,628	$88,805	95,846

Gross profit on sales	3,507	4,201	6,569	9,495
Operating expenses:
Research, development and engineering	641	865	1,318	1,758
Selling	365	463	695	983
General and administrative	1,507	2,126	3,075	4,190
Gain on sale of real estate	(951)	—	(951)	—

Total operating expenses	1,562	3,454	4,137	6,931
Operating income	1,945	747	2,432	2,564

Interest expense	241	381	510	714

Income before income taxes	1,704	366	1,922	1,850
Income tax provision	68	21	103	86

Net income	$1,636	$345	$1,819	$1,764

Earnings per share:
Earnings per common share - basic	$0.16	$0.03	$0.18	$0.18
Weighted average shares O/S - basic	10,013	9,915	9,971	9,878
Earnings per common share - diluted	$0.16	$0.03	$0.18	$0.17
Weighted average shares O/S - diluted	10,341	10,390	10,321	10,414

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 29 2007	June 30 2007
ASSETS
Current Assets:
Cash and cash equivalents	$1,837	$3,386
Trade receivables - net	32,948	30,383
Inventories	33,790	32,346
Other	6,748	6,532

Total current assets	75,323	72,647
Property, plant and equipment, net	11,158	11,248

Other Assets:
Restricted cash	119	509
Deferred income tax asset - net	3,500	3,500
Other - net	683	719
Goodwill	765	765

Total other assets	5,067	5,493
Total Assets	$91,548	$89,388

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$27,889	$24,104
Accrued compensation and vacation	2,862	3,713
Current portion of long term obligations	458	344
Other	2,045	3,264

Total current liabilities	33,254	31,425
Long-Term Liabilities:
Revolving loan	11,908	13,081
Other	1,070	1,638

Total long-term liabilities	12,978	14,719
Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 10,024 and 9,921 shares	39,301	39,048
Retained earnings	6,015	4,196

Total shareholders’ equity	45,316	43,244

Total Liabilities and Shareholders’ Equity	$91,548	$89,388